Exhibit 99.2

U.S. Rare Earth Minerals, Inc. Signs Definitive

Agreement to Acquire Bioxytran, Inc.

---Enters Biotech Industry with Revolutionary Compound to Treat Stroke Victims---

Boston, Mass., September 24, 2018 – U.S. Rare Earth Minerals, Inc. (OTC: USMN) today announced that on September 21, 2018 it acquired Bioxytran Inc., a developmental stage biotechnology company, creating a first-in-class oxygen delivery platform targeting the rapid and simplified treatment of victims with brain stroke trauma.

The company’s lead product candidate, BXT-25, will be tested as a potent resuscitative agent to treat strokes during the first hour of a stroke and for other brain trauma. The product is based on a new molecule reversing hypoxia, or oxygen deficiency. The molecule is expected to be injected intravenously and bind to oxygen in the lungs. The molecule then carries the oxygen and delivers it to the area in the brain blocked by the clot. During the next 18 months, the Company plans to submit an Investigational New Drug Application (IND) to the Food and Drug Administration (FDA) and, immediately thereafter, begin clinical trials on brain stroke patients. In addition, the company will be working on additional applications to treat ischemia, an inadequate blood supply to an organ or part of the body, with a focus on the heart. The compound is also expected to be effective in healing wound.

Bioxytran’s management team brings over 40 years of industry experience as well as a track record of high-profile projects in biotechnology. Dr. David Platt will serve as the new Chairman and Chief Executive Officer of the company.

Dr. Platt had previously founded four publicly traded companies, creating as much as $1 billion in market-cap for investors. He led the development of four drug candidates from concept through phase II clinical trials.

Ola Soderquist will serve as the new Chief Financial Officer. Mr. Soderquist has more than 30 years of senior international entrepreneurial management experience within technology companies. He has served in CFO and other managerial capacities in multiple industry sectors and companies. The company will appoint a new board of directors in the upcoming weeks.

Dr. Platt commented, “developing drugs is an extremely complicated process and I will utilize my experience to make a profound difference in the rapid treatment of brain stroke and trauma victims. I look forward to developing a new drug that has the potential to change peoples’ lives in a profound manner.”

The company plans to change its name to Bioxytran, Inc., and apply for a new symbol.

About Bioxytran, Inc.:

Based in Newton, MA, Bioxytran Inc. is a developmental stage biopharmaceutical company developing anti-necrosis drugs that treat an inadequate blood supply to an organ by delivering oxygen. The deficiency in the amount of oxygen reaching the tissues called hypoxia, cause a variety of severe, harmful medical conditions.

The company is focusing on the development and commercialization of first-in-class treatments to prevent brain damage resulting from hypoxic conditions following brain stroke and trauma. The Company’s lead product candidate, BTX-25, is an anti-necrosis drug that carries oxygen to tissues when the flow of blood is blocked. It will be tested as a potent resuscitative agent to treat Ischemic brain strokes, caused by severely reduced blood flow to the brain. In addition, the company plan to test another drug candidate BXT-252, as a resuscitative agent in a variety of wound healing applications.

About U.S. Rare Earth Minerals, Inc.

U.S. Rare Earth Minerals, Inc. was formerly engaged in the sales and distribution of products derived from the Company's mining activities in Nevada.

Contact:

For more information, please visit:

www.bioxytraninc.com

or contact us at

info@bioxytraninc.com

(617) 494-1199

The information in this press release includes certain “forward-looking” statements within the meaning of the Safe Harbor provisions of Federal Securities Laws. Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release, and the Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Source: U.S. Rare Earth Minerals, Inc.